Exhibit 99
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASE IN FIRST QUARTER EARNINGS AND SOLID COMMERCIAL AND AUTO LOAN GROWTH

WAYNE, NJ – April 24, 2014 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the first quarter of 2014 of $33.8 million, or $0.17 per diluted common share as compared to the first quarter of 2013 earnings of $31.3 million, or $0.16 per diluted common share.

Key highlights for the first quarter:

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Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $142.2 million, or 5.0 percent on an annualized basis, to $11.6 billion at March 31, 2014 from December 31, 2013 largely due to solid organic commercial real estate (excluding construction) loan growth of $102.1 million, or 8.2 percent on an annualized basis, as well as increases of $55.6 million and $24.0 million in our automobile loan and commercial and industrial loan portfolios, respectively. The increases were partially offset by declines within the residential mortgage loan portfolio (largely due to normal repayments and the slowdown in the consumer refinance market) and the commercial real estate loan segment of our purchased credit-impaired (PCI) loans. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $80.9 million, or 0.7 percent of our total loans, at March 31, 2014 as compared to $96.2 million at December 31, 2013, mainly due to normal collection and prepayment activity.

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Asset Quality: Total non-PCI loan portfolio delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 0.92 percent at March 31, 2014 compared to 1.23 percent at December 31, 2013. Of the 0.92 percent in delinquencies at March 31, 2014, 0.11 percent, or $12.7 million, represented performing matured loans in the normal process of renewal. Non-accrual loans (excluding $27.3 million of non-performing loans held for sale discussed further below) decreased to $64.6 million, or 0.55 percent of our entire loan portfolio of $11.7 billion, at March 31, 2014, as compared to $95.1 million, or 0.82 percent of total loans, at December 31, 2013. Overall, our non-performing assets (which include the non-performing loans held for sale) decreased by 8.2 percent to $114.6 million at March 31, 2014 as compared to $124.9 million at December 31, 2013 largely due to the valuation charge-offs related to the loans transferred to loans held for sale, as well as declines in both other real estate owned (OREO) and other repossessed assets. See further details under the "Credit Quality" section below.

Valley National Bancorp (NYSE: VLY)
2014 First Quarter Earnings
April 24, 2014

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Non-Performing Loans Held For Sale: At March 31, 2014, we elected to transfer certain non-performing loans totaling $35.6 million from the non-covered loan portfolio (primarily within the commercial real estate loan and commercial and industrial loan categories) to loans held for sale. The transfer of the loans, required to be at the lower of cost (i.e., the carrying balance) or fair value, resulted in charge-offs totaling $8.3 million to the allowance for loan losses and an aggregate adjusted net carrying value of $27.3 million within the loans held for sale category at March 31, 2014. These non-performing loans had aggregate related reserves of $6.1 million within our allowance for loan losses prior to the date of transfer. In addition, we expect the sale of these non-performing assets to have an incrementally positive impact on certain operating costs, such as our FDIC insurance assessments and legal fees, as well as the future performance of our net interest margin as we are able to reinvest the sale proceeds into new interest earning assets. All of the loans transferred to loans held for sale are currently expected to be sold prior to June 30, 2014.

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Income Tax Expense: Our effective tax rate decreased to 2.4 percent for the first quarter of 2014 as compared to 28.9 percent for the fourth quarter of 2013 and 29.0 percent for the first quarter of 2013. The decrease from both the fourth and first quarters of 2013 was largely due to a $8.3 million reduction in our reserve for unrecognized tax benefits resulting from the completion of a recent income tax examination. Also, to a lesser extent, the decrease in pre-tax income during the first quarter of 2014 contributed to the decline in our effective tax rate. For the remainder of 2014, we anticipate that our effective tax rate will range from 27 percent to 29 percent.

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Non-Interest Expense: Non-interest expense decreased $1.2 million, or 1.3 percent, from the fourth quarter of 2013 despite a $1.9 million increase in maintenance expenses related to unusually high snow removal expenditures during the first quarter and other normal increases from the fourth quarter related to employee benefits, such as payroll taxes and stock-based compensation expense related to annual awards. Expected reductions in cash incentive compensation accruals, pension costs and amortization of tax credit investments contributed to the net decrease in non-interest expense as compared to the fourth quarter of 2013. See the "Non-Interest Expense" section for additional information below.

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Net Interest Income and Margin: Net interest income totaling $114.0 million for the three months ended March 31, 2014 decreased $2.1 million as compared to the fourth quarter of 2013, and increased $4.0 million from the first quarter of 2013. On a tax equivalent basis, our net interest margin decreased 7 basis points to 3.20 percent in the first quarter of 2014 as compared to 3.27 percent for the fourth quarter of 2013, and increased 2 basis points from 3.18 percent for the first quarter of 2013. The decreases in both net interest income and margin from the fourth quarter of 2013 were largely driven by lower interest rates on new and renewed loans and continued run-off in our higher yielding PCI loan portfolios. The negative impact of the current level of market interest rates was partially offset during the first quarter by the commercial and auto loan growth, higher yields in investment securities (mainly due to a decline in premium amortization), and a continued decrease in our cost of interest bearing liabilities. The cost of average long-term borrowings declined by 0.17 percent to 3.93 percent for the first quarter of 2014 as compared to the fourth quarter of 2013 mainly due to the early redemption of our 7.75 percent junior subordinated debentures on October 25, 2013.

Valley National Bancorp (NYSE: VLY)
2014 First Quarter Earnings
April 24, 2014

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans and unfunded letters of credit was $4.0 million for the first quarter of 2014 as compared to $6.4 million for the fourth quarter of 2013 and $3.9 million for the first quarter of 2013. Net loan charge-offs on non-covered loans increased to $11.9 million for the first quarter of 2014 (or 0.41 percent of average loans on an annualized basis) compared to $5.4 million and $9.8 million for the fourth and first quarters of 2013, respectively. The increase from the linked fourth quarter was primarily due to the aforementioned charge-offs of $8.3 million related to non-performing loans (with $6.1 million of related allowance reserves prior to March 31, 2014) transferred to loans held for sale. At March 31, 2014, our allowance for losses on non-covered loans and unfunded letters of credit totaled $102.2 million and was 0.88 percent of non-covered loans, as compared to 0.96 percent and 1.10 percent at December 31, 2013 and March 31, 2013, respectively.

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Mortgage Banking Activities: Our gains on sales of loans declined from the $1.5 million recorded in the fourth quarter of 2013 to $913 thousand for the first quarter of 2014 due to the lack of consumer refinance activity in the marketplace caused by the increased level of mortgage interest rates since the second half of 2013. Comparatively, gains on sales of residential mortgage loans totaled $15.1 million for the three months ended March 31, 2013. We do not expect a material change in our gains on the sales of residential mortgage loans originated for sale during the second quarter of 2014 as compared to the first quarter of 2014.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company's total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios were 11.85 percent, 9.72 percent, 7.37 percent and 9.35 percent, respectively, at March 31, 2014.

Gerald H. Lipkin, Chairman, President and CEO commented that, “Our first quarter performance continued to reflect the core strength of our balance sheet, as well as one significant, but infrequent tax item that benefited the quarter's results. While we recognize the negative impact of the current interest rate environment on our margin and earnings during the period, net interest income was supported by a five percent annualized expansion of our non-covered loan portfolio, which was led by strong commercial real estate and auto lending, as well as better performance within our investment securities portfolio. Additionally, our decision to call our 7.75 percent junior subordinated debentures during the fourth quarter of 2013 helped reduce our cost of long-term borrowings by 17 basis points during the first quarter.” Mr. Lipkin added, “The commercial real estate loan pipeline in the early stages of the second quarter of 2014 has remained strong and has shown signs of broadening across many customer business segments of the portfolio. Additionally, our commercial and industrial loan activity has shown some improvement over past quarters, mainly due to our ability to compete with competitors for their existing customers. Our credit quality has also remained well-controlled. The decision to sell certain non-performing loans at the end of the quarter was based on the favorable economics of a pooled analysis, including the reduction in future collections and other operating costs. We believe the current and long-term benefit of the sale outweighs the short-term bump to our credit losses, and will allow us to focus more on our strong customer relationships and the other quality loan demand in the marketplace.”

Valley National Bancorp (NYSE: VLY)
2014 First Quarter Earnings
April 24, 2014

Net Interest Income and Margin

Net interest income on a tax equivalent basis totaling $116.0 million for the first quarter of 2014 decreased $2.0 million as compared to the fourth quarter of 2013, and increased $4.0 million as compared to the first quarter of 2013. Interest income on a tax equivalent basis decreased to $155.0 million for the first quarter of 2014 as compared to $158.8 million for the fourth quarter of 2013. The $3.8 million decline from the fourth quarter of 2013 was mainly due to a 24 basis point decrease in the yield on average loans and continued run-off in our higher yielding PCI loan portfolios, partially offset by a $140.0 million increase in average loans and higher yields on investments. Interest expense decreased $1.8 million to $39.0 million for the three months ended March 31, 2014. The decrease in interest expense from the fourth quarter of 2013 was primarily driven by the redemption of our 7.75 percent junior subordinated debentures in October 2013, slightly lower rates on deposits, and a $25.0 million decline in average time deposits during the first quarter caused by the continued run-off of maturing higher yield time deposits.

The net interest margin on a tax equivalent basis was 3.20 percent for the first quarter of 2014, a decrease of 7 basis points from 3.27 percent in the linked fourth quarter of 2013, and a 2 basis point increase from 3.18 percent for the three months ended March 31, 2013. The yield on average interest earning assets decreased by 12 basis points on a linked quarter basis. The lower yield was mainly a result of the aforementioned decline in the yield on average loans largely caused by new and refinanced loan volumes at current interest rates that remain relatively low compared to the overall yield of our loan portfolio. The low market interest rates have resulted not only from the Fed's current monetary policy, but also from intense competition in our markets for quality commercial customers. The continued repayment of higher yielding PCI loans also contributed to the decline as such loans decreased by nearly eight percent from December 31, 2013. However, the lower yield on average loans was partly mitigated by higher yields on average investment securities which continued to be somewhat enhanced by a reduction in prepayments and premium amortization largely caused by the current level of long-term market interest rates and, to a much lesser extent, our redeployment of $52.5 million in net proceeds from our sale of non-accrual debt securities in October 2013. The overall cost of average interest bearing liabilities decreased by 8 basis points from 1.52 percent in the linked fourth quarter of 2013 primarily due to a decline of 17 basis points for total long-term borrowings and a 2 basis point decrease for interest bearing deposits during the first quarter of 2014. Our cost of total deposits was 0.38 percent for the first quarter of 2014 compared to 0.40 percent for the three months ended December 31, 2013.

Potential future loan growth from solid commercial loan demand that has continued into the early stages of the second quarter of 2014, the redeployment of the net sale proceeds expected from the sale of the non-performing loans during the second quarter of 2014 and the continued run-off of high yielding time deposits are anticipated to positively impact our future net interest income. However, our margin continues to face the risk of compression in the future due to the relatively low level of interest rates on most interest earning asset alternatives and further repayment of higher yielding interest earning assets. Despite these significant challenges, we continue to tightly manage our balance sheet and explore ways reduce our cost of funds to optimize our returns.

Credit Quality

Total loan portfolio delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 0.92 percent at March 31, 2014 as compared to 1.23 percent at December 31, 2013 and 1.70 percent at March 31, 2013. Of the 0.92 percent in delinquencies at March 31, 2014,

Valley National Bancorp (NYSE: VLY)
2014 First Quarter Earnings
April 24, 2014

0.11 percent, or $12.7 million, represented performing matured loans in the normal process of renewal. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Valley’s PCI loans consist of loans that were acquired as part of FDIC-assisted transactions (the “covered loans”) in 2010 and certain loans subsequently acquired or purchased in 2012. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley.

Loans past due 30 to 59 days increased $9.3 million to $36.4 million at March 31, 2014 compared to December 31, 2013 mainly due to increases of $7.0 million and $4.4 million in the commercial real estate and construction loans, respectively, partially offset by moderate decreases in all other loan categories. Within the commercial real estate and construction loan categories totaling $16.2 million and $5.6 million at March 31, 2014, respectively, $10.4 million and $1.3 million, respectively, represent performing matured loans in the normal process of renewal.

Loans past due 60 to 89 days decreased $5.0 million to $5.3 million at March 31, 2014 compared to December 31, 2013 mainly due to a $4.6 million decline in construction loan delinquencies. The $4.6 million decrease was entirely due to the completion of the renewal underwriting process for one performing matured loan during the first quarter of 2014. At March 31, 2014, residential mortgage loans within this past due category included $913 thousand of performing matured loans in the normal process of renewal.

Loans past due 90 days or more and still accruing decreased $7.9 million to $1.6 million at March 31, 2014 compared to $9.5 million at December 31, 2013. The decrease in this past due category was mostly due to the migration of $7.6 million of performing matured commercial real estate loans in the normal process of renewal (that were temporarily extended in the first quarter of 2014) to the past due 30 to 59 days category at March 31, 2014.

Total non-performing assets (NPAs), consisting of non-accrual loans, non-performing loans held for sale, other real estate owned (OREO), other repossessed assets and non-accrual debt securities totaled $114.6 million at March 31, 2014 compared to $124.9 million at December 31, 2013. The $10.3 million decrease in NPAs from December 31, 2013 was largely due to the charge-offs related to non-performing loans transferred to loans held for sale, as well as declines in both OREO and other repossessed assets discussed further below.

Non-accrual loans decreased $30.5 million to $64.6 million at March 31, 2014 as compared to $95.1 million at December 31, 2013 mainly due to the transfer of $35.6 million of non-performing loans (primarily within the commercial real estate loan and commercial and industrial loan categories) to loans held for sale at March 31, 2014. The decline in the non-accrual loan category resulting from the transfers was partially offset by five new non-accrual commercial real estate loans totaling $6.3 million at March 31, 2014. The non-performing loans held for sale totaled $27.3 million at March 31, 2014 after partial charge-offs of $8.3 million at the date of transfer. These loans also had aggregate related reserves of $6.1 million within our allowance for loan losses prior to the date of transfer and charge-off.

OREO properties decreased $2.9 million to $16.7 million at March 31, 2014 from $19.6 million at December 31, 2013 primarily due to the sale of 13 properties with net carrying values of approximately $4.0 million and net valuation write-downs totaling $634 thousand, partially offset by $1.7 million of loan collateral transfers (consisting of four residential and one commercial real estate properties) into

Valley National Bancorp (NYSE: VLY)
2014 First Quarter Earnings
April 24, 2014

OREO during the first quarter of 2014. The 13 OREO sales resulted in an aggregate net gain of $999 thousand for the first quarter of 2014.

Other repossessed assets decreased $4.5 million to $2.0 million at March 31, 2014 from December 31, 2013 due to the sale of one repossessed aircraft with a carrying value of $4.5 million. The sale resulted in an immaterial loss for the first quarter of 2014.

Non-accrual debt securities remained relatively unchanged from December 31, 2013 and totaled approximately $4.0 million at March 31, 2014. The non-accrual securities consist of two previously impaired pooled trust preferred security issuances with an aggregate unamortized cost of $5.4 million at March 31, 2014.

Troubled debt restructured loans (TDRs) represent loan modifications for customers experiencing financial difficulties where a concession has been granted. Performing TDRs (i.e., TDRs not reported as loans 90 days or more past due and still accruing or as non-accrual loans) totaled $114.7 million at March 31, 2014 and consisted of 102 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to $107.0 million at December 31, 2013. On an aggregate basis, the $114.7 million in performing TDRs at March 31, 2014 had a modified weighted average interest rate of approximately 4.75 percent as compared to a pre-modification weighted average interest rate of 5.29 percent.

With a non-covered loan portfolio totaling $11.6 billion at March 31, 2014, net loan charge-offs on non-covered loans for the first quarter of 2014 totaled $11.9 million as compared to $5.4 million and $9.8 million for the fourth and third quarters of 2013, respectively. The increase in loan charge-offs as compared to the linked fourth quarter was largely due to $8.3 million related to the valuation of certain non-performing loans transferred to loans held for sale at March 31, 2014. These non-performing loans held for sale had aggregate related reserves of $6.1 million within our allowance for loan losses prior to the date of transfer and partial charge-off. For the covered loan pools, there were no charge-offs during the first quarter of 2014 and the fourth quarter of 2013, as compared to charge-offs totaling $146 thousand during first quarter of 2013. Charge-offs on covered loan pools, when incurred, are substantially covered by loss-sharing agreements with the FDIC.

Valley National Bancorp (NYSE: VLY)
2014 First Quarter Earnings
April 24, 2014

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at March 31, 2014, December 31, 2013, and March 31, 2013:

	March 31, 2014		December 31, 2013		March 31, 2013
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$51,965	2.57%	$54,534	2.73%	$57,740	2.82%
Commercial real estate loans:
Commercial real estate	22,951	0.45%	25,570	0.51%	25,910	0.60%
Construction	8,999	2.17%	10,341	2.41%	11,853	2.70%
Total commercial real estate loans	31,950	0.58%	35,911	0.66%	37,763	0.79%
Residential mortgage loans	6,856	0.28%	7,663	0.31%	9,098	0.39%
Consumer loans:
Home equity	1,047	0.24%	1,244	0.28%	1,695	0.37%
Auto and other consumer	3,056	0.26%	3,112	0.28%	3,762	0.38%
Total consumer loans	4,103	0.25%	4,356	0.28%	5,457	0.37%
Unallocated	7,309	—	7,578	—	7,126	—
Allowance for non-covered loans
and unfunded letters of credit	102,183	0.88%	110,042	0.96%	117,184	1.10%
Allowance for covered loans	7,070	8.74%	7,070	7.35%	7,180	4.45%
Total allowance for credit losses	$109,253	0.93%	$117,112	1.01%	$124,364	1.15%

* Includes the reserve for unfunded letters of credit.

The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 0.88 percent at March 31, 2014 as compared to 0.96 percent and 1.10 percent at December 31, 2013 and March 31, 2013, respectively. At March 31, 2014, the expected loss experience (and allocation percentages) for most loan categories as compared to December 31, 2013 has trended gradually downward given the continued decline in levels of loan delinquencies, internally classified loans, and net loan charge-offs (excluding $8.3 million of loan charge-offs related to valuation estimates for certain non-performing loans transferred to loans held for sale based on a pooled loan cost/benefit analysis, and not actual individual customer loss events) during the first quarter of 2014. Additionally, our outlook for the U.S. economy and our lending markets also continues to improve, although it remains somewhat guarded due, in part, to the uncertainty of how future Federal Reserve monetary policy actions will impact the economic growth and the financial markets.

Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $661.7 million) was 0.93 percent at March 31, 2014 as compared to 1.02 percent at December 31, 2013. PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized

Valley National Bancorp (NYSE: VLY)
2014 First Quarter Earnings
April 24, 2014

subsequent to acquisition. There were no allowance reserves related to non-covered PCI loans at March 31, 2014, December 31, 2013 and March 31, 2013.

Loans and Deposits

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $142.2 million to approximately $11.6 billion at March 31, 2014 from December 31, 2013 mainly due to strong organic growth within our commercial and industrial loan, commercial real estate loan and automobile portfolios, partially offset by elevated levels of repayments primarily within the commercial real estate loan category of the PCI loan portfolio and the transfer of $35.6 million of non-performing loans (before adjustments for charge-offs) to loans held for sale at March 31, 2014.

Total commercial and industrial loans increased $24.0 million from December 31, 2013 to approximately $2.0 billion at March 31, 2014 mainly due to growth in new lending relationships moving to Valley from other financial institutions. These new loan volumes more than offset our normal repayment and refinance activity, including a $9.8 million decline in the non-covered PCI loan portfolio. Additionally, the commercial portfolio growth was somewhat mitigated by $12.2 million of non-performing loans that were transfered to loans held for sale at March 31, 2014. Additionally, we continued to experience strong market competition for quality credits during the first quarter and, overall, total commitments for commercial lines of credit and customer line usage remained relatively flat as compared to the fourth quarter of 2013.

Total commercial real estate loans (excluding construction loans) increased $102.1 million from December 31, 2013 to $5.1 billion at March 31, 2014, despite a $37.3 million decrease in non-covered PCI loans and approximately $21.7 million of non-performing loans transferred to loans held for sale during the first quarter of 2014. Strong loan origination volumes and demand were seen across many segments of commercial real estate borrowers, but with a lower level of new co-op building loans within our New York City markets as compared to the last several quarters. The decline in the non-covered PCI loans was due to normal payments, as well as prepayments caused by strong competition in the Long Island market, and, to a much lesser extent, excess borrower liquidity. Construction loans totaling $413.8 million at March 31, 2014 decreased $15.4 million from December 31, 2013 mainly due to strong repayment activity coupled with moderate new loan demand, a low level of advances on existing construction loans and $1.7 million of non-performing loans transferred to loans held for sale during the first quarter of 2014.

Total residential mortgage loans decreased $27.8 million to $2.5 billion at March 31, 2014 from December 31, 2013 mostly due to normal loan repayments and some lost refinance activity that outpaced our new and refinanced loans originated for investment during the first quarter of 2014. Total residential mortgage loan originations were $64.7 million for the first quarter of 2014 and declined over 32 percent as compared to the fourth quarter of 2013 and nearly 89 percent from the first quarter of 2013 as the higher level of mortgage interest rates since June 2013 has had a significant negative impact on demand in the consumer refinance market. In addition to the $64.7 million of Valley loan originations, we purchased $19.1 million of loans from third party originators during the first quarter of 2014. From time to time, we purchase residential mortgage loans, as well as automobile loans, originated by, and sometimes serviced by, other financial institutions based on several factors, including current loan origination volumes, market interest

Valley National Bancorp (NYSE: VLY)
2014 First Quarter Earnings
April 24, 2014

rates, excess liquidity and other asset/liability management strategies. All of the purchased loans are selected using Valley’s normal underwriting criteria at the time of purchase.

Automobile loans increased by $55.6 million to $957.0 million at March 31, 2014 as compared to December 31, 2013 as our new organic loan volumes continued to be strong, but mostly in the latter part of the first quarter due to inclement weather conditions in the Northeast. Additionally, we made no auto loan purchases from third party originators during the three months ended March 31, 2014.

Home equity loans totaling $440.0 million at March 31, 2014 decreased $9.0 million as compared to December 31, 2013 largely due to low demand, customer repayments and a $921 thousand decrease in non-covered PCI loans. However, other consumer loans increased $12.7 million to $227.8 million at March 31, 2014 as compared to $215.1 million at December 31, 2013 mainly due to higher collateralized personal lines of credit usage.

Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired in two FDIC-assisted transactions during 2010.  Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $80.9 million at March 31, 2014 as compared to $96.2 million at December 31, 2013. All of our covered loans, as well as non-covered PCI loans acquired in 2012, are accounted for on a pool basis. For loan pools with better than originally expected cash flows, the forecasted increase in cash flows is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the first quarter of 2014, we reduced our FDIC loss-share receivable by $1.9 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $2.4 million during the fourth quarter of 2013. We expect this relative level of reduction to continue in the second quarter of 2014.

Deposits. Total deposits decreased $51.3 million to approximately $11.3 billion at March 31, 2014 from December 31, 2013 mostly due to lower time deposit balances. Valley’s time deposits totaling approximately $2.1 billion at March 31, 2014 decreased $66.8 million as compared to December 31, 2013 largely due to the continued run-off of maturing higher cost retail certificates of deposit and less attractive short-term time deposit rates offered by Valley during the period. Our non-interest bearing deposits totaling $3.7 billion at March 31, 2014 moderately decreased by $12.1 million, or 0.3 percent, from December 31, 2013 due to normal fluctuations in account activity. Partially offsetting the decreases in the aforementioned categories, Savings, NOW and money market account balances increased $27.6 million to $5.5 billion at March 31, 2014 from December 31, 2013 partly due to a higher volume of period end activity for a few of our larger non-retail money market account customers.

Non-Interest Income

Non-interest income decreased $22.6 million to $19.5 million for the first quarter of 2014 from $42.1 million for the linked quarter ended December 31, 2013 largely due to decreases of $11.7 million and $10.7 million in net gains on sales of assets and net gains on securities transactions, respectively. In the first quarter of 2014, we recognized an immaterial net loss on sales of assets. During the fourth quarter of 2013, we terminated a branch operating lease related to a building sale-leaseback transaction entered into during 2007. As a result, the unamortized deferred gain of $11.3 million related to the original

Valley National Bancorp (NYSE: VLY)
2014 First Quarter Earnings
April 24, 2014

building sale (and scheduled to be amortized over the remaining lease term) was immediately recognized into non-interest income during the fourth quarter. We also recorded an immaterial amount of net losses on securities transactions for the three months ended March 31, 2014 as compared to net gains which totaled $10.7 million during the fourth quarter of 2013. The prior linked quarter gain was almost entirely related to the sale of previously impaired trust preferred securities. Partially offsetting these decreases in non-interest income, the reduction in our non-interest income related to the changes in our FDIC loss-share receivable decreased to $76 thousand in the first quarter of 2014 as compared to $1.2 million in the three months ended December 31, 2013. The decrease in the reduction was primarily caused by the reimbursable portion (approximately $1.3 million) of valuation write-downs totaling $1.4 million on certain covered OREO properties at March 31, 2014.

Non-Interest Expense

Non-interest expense decreased $1.2 million to $94.9 million for the first quarter of 2014 as compared to $96.1 million for the fourth quarter of 2013. Other non-interest expense decreased $3.3 million from $19.4 million during the three months ended December 31, 2013 mainly due to a $4.2 million decrease in the amortization of tax credit investments during the first quarter of 2014, partly offset by a $427 thousand increase in the mark to market net losses on mortgage banking derivatives, as well as decreases in several other general expense categories. Based on the nature and timing of the projected future tax credits related to our current tax credit investments, we do not anticipate a material change in our amortization of tax credit investments during the second quarter of 2014 as compared to the first quarter. All other major categories of non-interest expense, except for net occupancy and equipment expense, moderately declined in the first quarter of 2014 as compared to the three months ended December 31, 2013. Although total salary and employee benefit expense only declined by $583 thousand from the fourth quarter of 2013 due to normal increases in payroll taxes and stock-based compensation expense and medical health insurance expense, cash incentive compensation expense and pension costs declined by $2.8 million and $1.7 million, respectively, during the first quarter of 2014. Partially offsetting the aforementioned decreases in non-interest expense, net occupancy and equipment expense increased $4.6 million to $20.7 million for the first quarter of 2014 largely because of an increase in seasonal maintenance costs, such as snow removal services, as well as higher rental expense. However, the increase in rental expense was mostly due to a $1.7 million reduction in expense recognized during the fourth quarter of 2013 caused by the reversal of the accrued rent liability related to a terminated operating lease agreement.

Income Tax Expense

Income tax expense was $830 thousand for the three months ended March 31, 2014 reflecting an effective tax rate of 2.4 percent, as compared to $16.1 million for the fourth quarter of 2013 reflecting an effective tax rate of 28.9 percent and $12.8 million for the first quarter of 2013 reflecting an effective tax rate of 29.0 percent.  The decreases in our income tax expense and effective tax rate for the first quarter of 2014 compared to both the fourth and first quarters of 2013 were largely due to a $8.3 million reduction in our reserve for unrecognized tax benefits which resulted from the completion of a recent income tax examination. Also, to a lesser extent, the decrease in pre-tax income during the first quarter of 2014 also contributed to the decline in our effective tax rate. For the remainder of 2014, we anticipate that our effective tax rate will range from 27 percent to 29 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.

Valley National Bancorp (NYSE: VLY)
2014 First Quarter Earnings
April 24, 2014

About Valley

Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $16.3 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 204 branches in 144 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

•
our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

Valley National Bancorp (NYSE: VLY)
2014 First Quarter Earnings
April 24, 2014

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue synergies from acquisitions in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees;

•	lower than expected cash flows from purchased credit-impaired loans;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #

-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2014	2013	2013
FINANCIAL DATA:
Net interest income	$114,024	$116,128	$110,036
Net interest income - FTE (1)	116,016	118,040	112,056
Non-interest income (2)	19,522	42,073	31,296
Non-interest expense	94,883	96,092	95,439
Income tax expense	830	16,061	12,814
Net income	33,835	39,608	31,310
Weighted average number of common shares outstanding:
Basic	200,128,384	199,613,524	198,924,995
Diluted	200,128,384	199,613,524	198,924,995
Per common share data:
Basic earnings	$0.17	$0.20	$0.16
Diluted earnings	0.17	0.20	0.16
Cash dividends declared	0.11	0.11	0.16
Book value	7.79	7.72	7.58
Tangible book value (3)	5.48	5.39	5.25
Tangible common equity to tangible assets (3)	6.91%	6.86%	6.71%
Closing stock price - high	$10.41	$10.51	$10.43
Closing stock price - low	9.30	9.70	9.62
FINANCIAL RATIOS:
Net interest margin	3.15%	3.22%	3.12%
Net interest margin - FTE (1)	3.20	3.27	3.18
Annualized return on average assets	0.84	0.98	0.79
Annualized return on average shareholders' equity	8.76	10.35	8.31
Annualized return on average tangible shareholders' equity (3)	12.52	14.88	11.97
Efficiency ratio (4)	71.05	60.74	67.53
AVERAGE BALANCE SHEET ITEMS:
Assets	$16,202,159	$16,188,170	$15,821,220
Interest earning assets	14,489,536	14,441,073	14,097,974
Loans	11,641,511	11,501,510	11,048,612
Interest bearing liabilities	10,838,598	10,760,706	10,780,932
Deposits	11,244,498	11,317,584	11,202,150
Shareholders' equity	1,544,640	1,530,019	1,506,968

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	March 31,	December 31,	March 31,
($ in thousands)	2014	2013	2013
BALANCE SHEET ITEMS:
Assets	$16,344,464	$16,156,541	$16,028,703
Total loans	11,694,594	11,567,612	10,811,499
Non-covered loans	11,613,664	11,471,447	10,650,223
Deposits	11,267,985	11,319,262	11,302,591
Shareholders' equity	1,559,889	1,541,040	1,507,999
CAPITAL RATIOS:
Tier 1 leverage ratio	7.37%	7.27%	8.16%
Risk-based capital - Tier 1	9.72	9.65	11.08
Risk-based capital - Total Capital	11.85	11.87	12.53
Tier 1 common capital ratio (3)	9.35	9.28	9.43

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2014	2013	2013
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$117,112	$116,075	$132,495
Loans charged-off: (5)
Commercial and industrial	(8,614)	(2,515)	(7,325)
Commercial real estate	(3,851)	(1,884)	(598)
Construction	(639)	(1,633)	(1,395)
Residential mortgage	(63)	(1,108)	(892)
Consumer	(1,072)	(1,028)	(1,509)
Total loans charged-off	(14,239)	(8,168)	(11,719)
Charged-off loans recovered:
Commercial and industrial	544	1,176	1,338
Commercial real estate	1,337	730	15
Construction	—	54	—
Residential mortgage	79	400	70
Consumer	422	405	396
Total loans recovered	2,382	2,765	1,819
Net charge-offs	(11,857)	(5,403)	(9,900)
Provision charged for credit losses	3,998	6,440	1,769
Ending balance - Allowance for credit losses	$109,253	$117,112	$124,364
Components of allowance for credit losses:
Allowance for non-covered loans	$99,639	$106,547	$114,664
Allowance for covered loans	7,070	7,070	7,180
Allowance for loan losses	106,709	113,617	121,844
Allowance for unfunded letters of credit	2,544	3,495	2,520
Allowance for credit losses	$109,253	$117,112	$124,364
Components of provision for credit losses:
Provision for losses on non-covered loans	$4,949	$6,435	$3,710
Provision for losses on covered loans	—	—	(2,166)
Provision for unfunded letters of credit	(951)	5	225
Provision for credit losses	$3,998	$6,440	$1,769
Annualized ratio of net charge-offs of
non-covered loans to average loans	0.41%	0.19%	0.35%
Annualized ratio of total net charge-offs
to average loans	0.41	0.19	0.36
Allowance for non-covered loan losses as
a % of non-covered loans	0.86	0.93	1.08
Allowance for credit losses as
a % of total loans	0.93	1.01	1.15

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	March 31,	December 31,	March 31,
ASSET QUALITY: (6)	2014	2013	2013
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$5,689	$6,398	$7,201
Commercial real estate	16,169	9,142	17,838
Construction	5,616	1,186	8,215
Residential mortgage	6,238	6,595	9,297
Consumer	2,685	3,792	4,199
Total 30 to 59 days past due	36,397	27,113	46,750
60 to 89 days past due:
Commercial and industrial	599	571	455
Commercial real estate	2,377	2,442	3,827
Construction	—	4,577	597
Residential mortgage	1,721	1,939	3,127
Consumer	613	784	897
Total 60 to 89 days past due	5,310	10,313	8,903
90 or more days past due:
Commercial and industrial	199	233	31
Commercial real estate	137	7,591	259
Construction	—	—	—
Residential mortgage	1,033	1,549	1,885
Consumer	205	118	229
Total 90 or more days past due	1,574	9,491	2,404
Total accruing past due loans	$43,281	$46,917	$58,057
Non-accrual loans:
Commercial and industrial	$8,293	$21,029	$21,692
Commercial real estate	26,909	43,934	56,042
Construction	6,569	8,116	13,199
Residential mortgage	20,720	19,949	31,905
Consumer	2,149	2,035	2,766
Total non-accrual loans	64,640	95,063	125,604
Non-performing loans held for sale	27,329	—	—
Other real estate owned (7)	16,674	19,580	18,463
Other repossessed assets	1,995	6,447	8,053
Non-accrual debt securities (8)	3,963	3,771	48,143
Total non-performing assets ("NPAs")	$114,601	$124,861	$200,263
Performing troubled debt restructured loans	$114,668	$107,037	$108,654
Total non-accrual loans as a % of loans	0.55%	0.82%	1.16%
Total accruing past due and non-accrual loans
as a % of loans	0.92	1.23	1.70
Allowance for losses on non-covered loans as a % of
non-accrual loans	154.14	112.08	91.29
Non-performing purchased credit-impaired loans: (9)
Non-covered loans	$15,534	$24,988	$18,033
Covered loans	14,243	21,758	51,089

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)	Non-interest income includes net trading gains and losses:

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2014	2013	2013
Trading securities	$(9)	$(6)	$(30)
Junior subordinated debentures	—	1,156	(2,172)
Total trading (losses) gains, net	$(9)	$1,150	$(2,202)

(3)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Tier 1 Common Capital and the Tier 1 Common Ratio are non-GAAP financial measures. Valley's management believes Tier 1 Common Capital and the Tier1 Common Ratio are useful because they are measures used by banking regulators in evaluating a company's financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to Valley's common stockholder's equity, and the Tier 1 Common Ratio to Valley's Tier1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	As of and For the Period Ended
	March 31,	December 31,	March 31,
($ in thousands)	2014	2013	2013
Tier 1 common:
Total equity	$1,559,889	$1,541,040	$1,507,999
Plus (less):
Net unrealized losses on securities available for sale, net of tax	14,291	21,661	1,155
Accumulated net losses on cash flow hedges, net of tax	8,968	6,271	11,662
Defined benefit pension plan net assets, net of tax	10,283	10,320	34,386
Goodwill, net of tax	(427,392)	(427,392)	(427,392)
Disallowed other intangible assets	(12,203)	(13,122)	(15,340)
Disallowed deferred tax assets	(39,228)	(41,252)	(48,459)
Tier 1 common capital	1,114,608	1,097,526	1,064,011
Trust preferred securities	44,000	44,000	186,313
Total Tier 1 capital*	$1,158,608	$1,141,526	$1,250,324
Risk-weighted assets (under Federal Reserve Board
Capital Regulatory Guidelines (RWA))	$11,918,661	$11,830,604	$11,288,237
Tier 1 capital ratio (Total Tier 1 capital / RWA)	9.72%	9.65%	11.08%
Tier 1 common capital ratio (Total Tier 1 common / RWA)	9.35%	9.28%	9.43%
___________________

*
Tier 1 Capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 Capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA-CONTINUED

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2014	2013	2013
Tangible book value per common share:
Common shares outstanding	200,361,014	199,593,109	199,045,938
Shareholders' equity	$1,559,889	$1,541,040	$1,507,999
Less: Goodwill and other intangible assets	(462,420)	(464,364)	(463,206)
Tangible shareholders' equity	$1,097,469	$1,076,676	$1,044,793
Tangible book value	$5.48	$5.39	$5.25
Tangible common equity to tangible assets:
Tangible shareholders' equity	$1,097,469	$1,076,676	$1,044,793
Total assets	16,344,464	16,156,541	16,028,703
Less: Goodwill and other intangible assets	(462,420)	(464,364)	(463,206)
Tangible assets	$15,882,044	$15,692,177	$15,565,497
Tangible common equity to tangible assets	6.91%	6.86%	6.71%
Annualized return on average tangible shareholders' equity:
Net income	$33,835	$39,608	$31,310
Average shareholders' equity	1,544,640	1,530,019	1,506,968
Less: Average goodwill and other intangible assets	(463,266)	(464,939)	(460,502)
Average tangible shareholders' equity	$1,081,374	$1,065,080	$1,046,466
Annualized return on average tangible
shareholders' equity	12.52%	14.88%	11.97%

(4)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.

(5)	Total loans charged-off includes the following covered loan charge-offs:

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2014	2013	2013
Commercial and industrial	$—	$—	$84
Residential mortgage	—	—	62
Total covered loans charged-off	$—	$—	$146

(6)
Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(7)
Excludes OREO properties related to FDIC-assisted transactions totaling $11.6 million, $12.3 million and $11.1 million, at March 31, 2014, December 31, 2013 and March 31, 2013, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(8)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized (losses) gains totaling ($1.4) million, ($1.6) million and $965 thousand, at March 31, 2014, December 31, 2013 and March 31, 2013, respectively) after recognition of all credit impairments.

(9)
Represent acquired and purchased loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, EVP, Director of Sales, Shareholder & Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-4005, by fax at (973) 305-1364 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(in thousands, except for share data)

	March 31,	December 31,
	2014	2013
Assets
Cash and due from banks	$296,557	$234,253
Interest bearing deposits with banks	83,045	134,915
Investment securities:
Held to maturity, fair value of $1,816,049 at March 31, 2014 and $1,711,427 at December 31, 2013	1,813,096	1,731,737
Available for sale	796,583	829,692
Trading securities	14,255	14,264
Total investment securities	2,623,934	2,575,693
Loans held for sale (includes fair value of $5,057 at March 31, 2014 and $10,488 at
December 31, 2013 for loans originated for sale)	32,386	10,488
Non-covered loans	11,613,664	11,471,447
Covered loans	80,930	96,165
Less: Allowance for loan losses	(106,709)	(113,617)
Net loans	11,587,885	11,453,995
Premises and equipment, net	270,669	270,138
Bank owned life insurance	345,431	344,023
Accrued interest receivable	54,286	53,964
Due from customers on acceptances outstanding	5,139	5,032
FDIC loss-share receivable	31,257	32,757
Goodwill	428,234	428,234
Other intangible assets, net	34,186	36,130
Other assets	551,455	576,919
Total Assets	$16,344,464	$16,156,541
Liabilities
Deposits:
Non-interest bearing	$3,705,182	$3,717,271
Interest bearing:
Savings, NOW and money market	5,450,286	5,422,722
Time	2,112,517	2,179,269
Total deposits	11,267,985	11,319,262
Short-term borrowings	537,110	281,455
Long-term borrowings	2,795,239	2,792,306
Junior subordinated debentures issued to capital trusts	41,130	41,089
Bank acceptances outstanding	5,139	5,032
Accrued expenses and other liabilities	137,972	176,357
Total Liabilities	14,784,575	14,615,501
Shareholders' Equity
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 232,023,233 shares; issued 200,372,281 shares
at March 31, 2014 and 199,629,268 shares at December 31, 2013	70,013	69,941
Surplus	1,405,543	1,403,375
Retained earnings	118,108	106,340
Accumulated other comprehensive loss	(33,664)	(38,252)
Treasury stock, at cost (11,267 common shares at March 31, 2014 and 36,159
common shares at December 31, 2013)	(111)	(364)
Total Shareholders' Equity	1,559,889	1,541,040
Total Liabilities and Shareholders' Equity	$16,344,464	$16,156,541

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Interest Income
Interest and fees on loans	$131,079	$136,176	$132,999
Interest and dividends on investment securities:
Taxable	16,456	15,538	14,489
Tax-exempt	3,686	3,538	3,649
Dividends	1,790	1,539	1,680
Interest on federal funds sold and other short-term investments	27	124	216
Total interest income	153,038	156,915	153,033
Interest Expense
Interest on deposits:
Savings, NOW and money market	4,281	4,433	4,702
Time	6,532	6,744	8,111
Interest on short-term borrowings	318	212	144
Interest on long-term borrowings and junior subordinated debentures	27,883	29,398	30,040
Total interest expense	39,014	40,787	42,997
Net Interest Income	114,024	116,128	110,036
Provision for losses on non-covered loans and unfunded letters of credit	3,998	6,440	3,935
Provision for losses on covered loans	—	—	(2,166)
Net Interest Income After Provision for Credit Losses	110,026	109,688	108,267
Non-Interest Income
Trust and investment services	2,442	2,238	1,977
Insurance commissions	4,498	3,631	3,990
Service charges on deposit accounts	5,751	6,241	5,690
(Losses) gains on securities transactions, net	(8)	10,670	3,958
Trading (losses) gains, net	(9)	1,150	(2,202)
Fees from loan servicing	1,670	1,931	1,517
Gains on sales of loans, net	913	1,540	15,060
(Losses) gains on sales of assets, net	(148)	11,547	(268)
Bank owned life insurance	1,408	1,644	1,341
Change in FDIC loss-share receivable	(76)	(1,247)	(3,175)
Other	3,081	2,728	3,408
Total non-interest income	19,522	42,073	31,296
Non-Interest Expense
Salary and employee benefits expense	48,088	48,671	50,572
Net occupancy and equipment expense	20,724	16,136	18,889
FDIC insurance assessment	3,287	3,931	3,353
Amortization of other intangible assets	2,351	2,464	1,603
Professional and legal fees	3,678	4,202	3,892
Advertising	617	1,272	1,802
Other	16,138	19,416	15,328
Total non-interest expense	94,883	96,092	95,439
Income Before Income Taxes	34,665	55,669	44,124
Income tax expense	830	16,061	12,814
Net Income	$33,835	$39,608	$31,310
Earnings Per Common Share:
Basic	$0.17	$0.20	$0.16
Diluted	0.17	0.20	0.16
Cash Dividends Declared per Common Share	0.11	0.11	0.16
Weighted Average Number of Common Shares Outstanding:
Basic	200,128,384	199,613,524	198,924,995
Diluted	200,128,384	199,613,524	198,924,995

VALLEY NATIONAL BANCORP
LOAN PORTFOLIO
(in thousands)	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Non-covered Loans
Commercial and industrial	$2,019,099	$1,995,084	$1,997,353	$1,988,404	$2,045,514
Commercial real estate:
Commercial real estate	5,083,744	4,981,675	4,814,670	4,437,712	4,351,291
Construction	413,795	429,231	423,789	426,891	438,674
Total commercial real estate	5,497,539	5,410,906	5,238,459	4,864,603	4,789,965
Residential mortgage	2,472,180	2,499,965	2,532,370	2,412,968	2,352,560
Consumer:
Home equity	440,006	449,009	449,309	455,166	462,297
Automobile	957,036	901,399	862,843	835,271	811,060
Other consumer	227,804	215,084	195,327	184,796	188,827
Total consumer loans	1,624,846	1,565,492	1,507,479	1,475,233	1,462,184
Total non-covered loans	$11,613,664	$11,471,447	$11,275,661	$10,741,208	$10,650,223
Covered loans*	80,930	96,165	121,520	141,817	161,276
Total loans	$11,694,594	$11,567,612	$11,397,181	$10,883,025	$10,811,499
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*	Loans that Valley National Bank will share losses with the FDIC are referred to as "covered loans".

VALLEY NATIONAL BANCORP
	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Quarter End - 3/31/2014			Quarter End - 12/31/2013			Quarter End - 3/31/2013
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$11,641,511	$131,086	4.50%	$11,501,510	$136,183	4.74%	$11,048,612	$133,054	4.82%
Taxable investments (3)	2,218,851	18,246	3.29%	2,169,989	17,077	3.15%	2,091,866	16,169	3.09%
Tax-exempt investments (1)(3)	568,960	5,671	3.99%	561,370	5,443	3.88%	568,827	5,614	3.95%
Federal funds sold and other
interest bearing deposits	60,214	27	0.18%	208,204	124	0.24%	388,669	216	0.22%
Total interest earning assets	14,489,536	155,030	4.28%	14,441,073	158,827	4.40%	14,097,974	155,053	4.40%
Other assets	1,712,623			1,747,097			1,723,246
Total assets	$16,202,159			$16,188,170			$15,821,220
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$5,459,913	$4,281	0.31%	$5,452,246	$4,433	0.33%	$5,260,535	$4,702	0.36%
Time deposits	2,162,365	6,532	1.21%	2,187,372	6,744	1.23%	2,493,288	8,111	1.30%
Short-term borrowings	380,057	318	0.33%	249,493	212	0.34%	140,600	144	0.41%
Long-term borrowings (4)	2,836,263	27,883	3.93%	2,871,595	29,398	4.10%	2,886,509	30,040	4.16%
Total interest bearing liabilities	10,838,598	39,014	1.44%	10,760,706	40,787	1.52%	10,780,932	42,997	1.60%
Non-interest bearing deposits	3,622,220			3,677,966			3,448,327
Other liabilities	196,701			219,479			84,993
Shareholders' equity	1,544,640			1,530,019			1,506,968
Total liabilities and shareholders' equity	$16,202,159			$16,188,170			$15,821,220
Net interest income/interest rate spread (5)		$116,016	2.84%		$118,040	2.88%		$112,056	2.80%
Tax equivalent adjustment		(1,992)			(1,912)			(2,020)
Net interest income, as reported		$114,024			$116,128			$110,036
Net interest margin (6)			3.15%			3.22%			3.12%
Tax equivalent effect			0.05%			0.05%			0.06%
Net interest margin on a fully tax equivalent basis (6)			3.20%			3.27%			3.18%
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(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.